EARLY RETIREMENT AGREEMENT

       THIS EARLY RETIREMENT AGREEMENT ("Early Retirement
  Agreement"), made and entered into this 17th day of May, 1999, by and between DIMON Incorporated (the "Company") and Claude B. Owen, Jr. (the "Executive").

       WHEREAS, the Company and the Executive entered into that certain Employment Agreement on December 21, 1994, effective November 1, 1994 (the "Agreement") and subsequent amendment, entered into on August 29, 1995.

       WHEREAS, the Executive has advised the Company of his intention to retire as Chief Executive Officer and a director of the Company with full benefits as soon as he is eligible to do so, although he is prepared to continue for a transition period if the Board of Directors of the Company so requests.

       WHEREAS, in view of the Executive's intention, the Company and the Executive both believe that it is in the Company's best interest to effect succession and management transition as soon as reasonably practicable before October 31, 1999.

       WHEREAS, it is the desire of the Company and the Executive to preserve for the Executive and the Company the full benefits to which each is entitled under the Agreement.

       NOW, THEREFORE, for good and valuable consideration, the Company and the Executive agree as follows:

       1. Term. The Company and the Executive mutually agree that, as of the date hereof, the Executive's employment under the Agreement ends, the Executive retires from his employment with the Company and the Executive tenders his resignation as a member of the Board of Directors of the Company. The Company and the Executive mutually acknowledge and agree that, in view of the Executive's desire to retire and the Company's desire to effect succession and management transition as soon as reasonably practicable prior to October 31, 1999, this retirement by the Executive gives rise to the rights and obligations under the Agreement pursuant to Section 3.4 of the Agreement, other than any notice requirement provided for by Sections 3.4 or 3.5, which notice requirement is hereby waived, and other than the provisions of Section 13.3 as to the noncompetition provision, which is hereby confirmed as continuing in full force and effect following the Executive's retirement as provided below.

       2.   Reimbursement of Expenses, Office and
  Secretarial Assistance. The Company acknowledges the eligibility under the Agreement of the Executive through the Compensation Continuance Period for reimbursement of his reasonable expenses incurred for the benefit of the Company, an office, and secretarial assistance pursuant to Article 5, although Executive hereby waives the right to have an office provided.


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       3.   Special Supplemental Retirement Benefits.
  Although eligible to receive Special Supplemental
  Retirement Benefits ("SSRB") pursuant to Section 6.1, the Executive acknowledges and agrees that because the Executive's Basic Benefits payable under Pension
  Equalization Plan ("PEP") exceed the SSRB benefits, pursuant to the SSRB benefits calculation in Section 6.1 he will not receive any SSRB benefits.

       4. Special Health Care Benefits. The Company acknowledges the eligibility of the Executive, and his spouse where applicable, for Special Health Care Benefits pursuant to Section 6.2.

       5.   Other Employee Benefits.  The Company
  acknowledges the eligibility of the Executive for participation in other employee benefits plans and receipt of other employee benefits during the Compensation Continuance Period pursuant to Article 10 as amended below, including without limitation participation in the Company's matching gift program and the use of a Company car in accordance with the Company's policy therefor for senior executives.

       6.   Compensation Continuance and Special Severance
  Benefit. The Company and Executive acknowledge the eligibility of the Executive for the Severance Benefit following the expiration of the Compensation Continuance
  Period pursuant to Section 12.3 equal to Executive's Base
  Salary and bonus under the Cash Bonus Plan for the Employment Year just completed. In lieu of the rights under Section 12.3, the Company and Executive agree that Compensation Continuance Period under Section 12.2 shall continue through October 31, 2000, but that the compensation payable during such period shall be the same as payable pursuant to the Severance Benefit.

       7. Post-Termination Obligations. The Executive acknowledges his post-termination obligations to the Company pursuant to Article 13, including obligations under Section 13.3 as to the noncompetition provision, which is hereby confirmed as continuing in full force and effect following the Executive's retirement and is extended until one year following the termination of the Compensation Continuance Period, or October 31, 2001, rather than one year from the date hereof.

       8. Gross-Up Payment. The Company acknowledges the eligibility of the Executive for a Gross-Up Payment pursuant to Article 14.

       9.   Pension Equalization Plan Eligibility.  The
  Company and the Executive acknowledge and agree that the Executive, pursuant to Article 30 and the provisions of the PEP, will be entitled to participate in the PEP to the fullest extent possible upon completion of the Compensation Continuance Period, notwithstanding any provision in the Agreement or the PEP to the contrary, and that the Executive shall be fully vested in the PEP as of the Termination Date, with all related benefits that flow therefrom, including without limitation the Executive's vesting in the Company's split-dollar life insurance on the Executive's life.

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       10.  Pension Equalization Plan Computations.  The
  Company and Executive agree that for purposes of calculating the Executive's Final Average Earnings under the PEP, which are defined as one-fifth of his annual earnings during the highest consecutive five-year period within the immediately preceding ten year period, the annual earnings received by the Executive through October 31, 2000, may be considered when determining the highest consecutive five year period.

       11. Stock Options. The Company acknowledges that after the Termination Date the Executive will be entitled to all of his stock options, both vested and unvested in accordance with existing
  Company policy as reflected in the letter dated
  January 11, 1995 to the Executive from John O.
  Hunnicutt on behalf of the Company. The unvested options will remain outstanding for the balance of their life and will continue to vest according to their normal vesting schedule as if the Executive's employment had not terminated.

       12.  Announcements.  Neither the Company nor
  the Executive will take any action or make any comments which impugn, disparage, criticize or negatively characterize, on the one hand, the Executive, and on the other hand, the Company, its directors, officers, management, employees or agents, except that nothing herein shall limit either party's rights and obligations as may be required by law. Any public or Company announcement with respect to the Executive's retirement shall be reviewed between the Company and the Executive before being made and shall be reasonably acceptable to both parties, with the Executive acknowledging that the Company in all cases will have to meet its legal and regulatory obligations as to public disclosure.

       13. The Company and the Executive agree that to the extent the provisions herein conflict with the terms of the Agreement, the provisions herein shall supersede and amend those terms of the Agreement, and to the extent the provisions herein conflict with the terms of the PEP, the provisions herein supersede and amend those terms of the PEP.

       14. The Company and the Executive agree that to the extent the provisions herein do not conflict with the terms of the Agreement, the terms of the Agreement not repealed or modified above remain in effect, and to the extent the provisions herein do not conflict with the terms of the PEP, the terms of the PEP remain in effect.

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       IN WITNESS WHEREOF, the parties have executed
  this Early Retirement Agreement and amendment to Employment Agreement on the day and year first above written.

                         EXECUTIVE


                         ____________________________
                         Claude B. Owen, Jr.
WITNESS

/s/  Thurston R. Moore
Thurston R. Moore
________________________

                        DIMON INCORPORATED

                              /s/  Joseph L. Lanier, Jr.
                              Joseph L. Lanier, Jr.
                        By:  ______________________

                               Chairman
                        Its: ____________________


Attest:
/s/  John O. Hunnicutt
John O. Hunnicutt
_________________________
Secretary/Assistant Secretary

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